Exhibit 10.1

[Below is the form of consent of the lenders to the extension of the Revolving Commitment Termination Date under Buckeye’s $1.25 billion revolving credit facility.  With the exception of one lender whose revolving credit commitment is $100 million, all lenders consented to the extension of the maturity date of the credit facility by one year to September 26, 2017.]

July 31, 2013

To:                             Buckeye Partners, L.P. and Buckeye Energy Services LLC Bank Group

From:               SunTrust Bank, as Administrative Agent

Re:                             Revolving Credit Agreement, dated as of September 26, 2011 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, and in effect on the date hereof, the “Credit Agreement”), among Buckeye Partners, L.P., a limited partnership formed under the laws of the State of Delaware, Buckeye Energy Services LLC, a limited liability company formed under the laws of the State of Delaware, the lenders from time to time party thereto and SunTrust Bank, as the Administrative Agent for such lenders

Reference is hereby made to the Credit Agreement described above.  Capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Credit Agreement.

Pursuant to Section 2.26 of the Credit Agreement, Buckeye Partners, L.P. and Buckeye Energy Services LLC (collectively, the “Borrowers”) have requested that the Revolving Commitment Termination Date be extended for an additional calendar year until September 26, 2017 such extension to be effective as of August 15, 2013. In addition, the Borrowers have requested that the Required Lenders waive the requirement set forth in Section 2.26(a) of the Credit Agreement that the Extension Effective Date shall be at least 45 days after the Extension Request Date.  The Borrowers have agreed to pay each Extending Lender a fee equal to 0.05% of such Extending Lender’s Commitment; provided that such fee shall be payable only in the event that the extension of the Revolving Commitment Termination Date until September 26, 2017 is approved in accordance with Section 2.26(c) of the Credit Agreement.

Extension Timeline:

July 31, 2013 — Notify Lenders of Extension Request

August 2, 2013 — Buckeye Partners, L.P.’s 2nd Quarter Earnings Call

August 15, 2013 — Lenders Response Due

Please insert your institution’s name and indicate below whether you consent to the requested extension of the Revolving Commitment Termination Date until September 26, 2017, and email a PDF copy of this letter to [                    ] at King & Spalding LLP (email: [          ]@kslaw.com).

Your response is requested prior to 5:00 p.m. (EST) on August 15, 2013.

Please contact [                  ] (phone: [                    ]; email: [                ]@suntrust.com) if you have any questions.

Thank you for your attention to this matter.

Buckeye Partners, L.P. and Buckeye Energy Services LLC Extension Request

                                                              hereby (select one):

Lender Name

            CONSENTS to the extension of the Revolving Commitment Termination Date until September 26, 2017 and agrees to waive the requirement set forth in Section 2.26(a) of the Credit Agreement that the Extension Effective Date shall be at least 45 days after the Extension Request Date.

            DOES NOT consent to the extension of the Revolving Commitment Termination Date until September 26, 2017.

By:
Name:
Title:

Date: , 2013